Exhibit 99.1

Global Eagle Entertainment and SES Sign a Strategic
Partnership to Deliver Global Ku-band Satellite In-flight
Connectivity to Airlines

Betzdorf, Luxembourg, and Los Angeles, Calif. (October 30, 2014) – Global Eagle Entertainment Inc. (“GEE”, Nasdaq: ENT), a worldwide leading provider of content, connectivity and digital media solutions to airlines, and satellite operator SES (NYSE Euronext Paris and Luxembourg Stock Exchange: SESG) today announced a ground-breaking agreement, whereby SES will provide global, Ku-band satellite bandwidth to GEE for use in GEE’s in-flight connectivity system. As part of the long-term agreement, GEE and SES will work together to enable in-flight connectivity solutions to be provided to airlines around the world.

GEE will offer airlines global connectivity coverage using SES’s worldwide satellite network, greatly expanding GEE’s capabilities and services. The agreement includes access to the existing SES network, as well as to upcoming high throughput satellite (HTS) spot beam-based systems, providing significant increases in bandwidth speeds. This partnership enhances GEE’s position as a leader in the in-flight entertainment and connectivity (IFE&C) market. GEE provides its airline customers with innovative content, connectivity, and digital media solutions that drive passenger engagement and enable new ancillary revenue opportunities.

Under this agreement, SES satellites will provide GEE with Ku-band capacity to support GEE’s worldwide mobile connectivity solution on a combination of SES satellites, along with select teleport services. With a fleet of over 50 satellites today, and with five more under construction, SES is able to support GEE’s airline customers - and their passengers - with robust connectivity on most air routes around the world.

“Entering into this agreement with SES provides a major step forward in the growth of GEE. By partnering with SES, GEE will be offering global connectivity coverage to our airline customers, including the next generation of high throughput satellite systems,” said Dave Davis, Chief Executive Officer of GEE.

“SES is pleased to support GEE with its expertise and assets for in-flight connectivity today and in the future,” stated Ferdinand Kayser, Chief Commercial Officer, SES. “The aeronautical mobility sector is a key target market for SES and is poised for strong growth in the coming years. This important agreement delivers a tailored solution for GEE’s global aero connectivity needs, and provides an extended base for GEE’s widely enjoyed service to travelers. ”

“We see this as the beginning of a strong strategic partnership between SES and GEE that enables us to broaden our in-flight connectivity capabilities to airline customers,” explained Aditya Chatterjee, Chief Technology Officer at GEE. “The demand for in-flight connectivity has never been greater, particularly with airlines looking to serve passengers and drive ancillary revenue. As we continue to expand internationally, SES’s broad coverage area, technology capabilities, and sales and service commitments provide us with a solution that meets our airline customers’ short and long-haul needs and the passengers’ desire to always be connected.”

This agreement represents another key element in GEE’s content, connectivity and digital media strategy that it is rolling out to airlines across the globe. Through this important partnership with SES, both companies will jointly deliver superior connectivity technology, sales and service to the aviation industry.

About Global Eagle Entertainment (GEE)

Global Eagle Entertainment Inc. (Nasdaq: ENT) is a worldwide provider of media content, technology, and connectivity solutions to the travel industry. Through the industry’s most comprehensive product and services platform, GEE provides airlines with a wide range of in-flight solutions. These include Wi-Fi, movies, television, music, interactive software, as well as portable IFE solutions, content management services, e-commerce solutions and original content development.  Serving over 150 airlines worldwide, GEE delivers exceptional quality and value to its customers to help them achieve their passenger experience objectives.  The company’s headquarters are located in Los Angeles, California, with offices and teams located in North America, Asia, the Middle East, Europe, Africa, Oceania and South America.  Find out more at www.globaleagleent.com

Contact:

Kevin Trosian

Vice President, Corporate Development and Investor Relations

+1 310-740-8624

investor.relations@globaleagleent.com

pr@globaleagleent.com

About SES

SES is a world-leading satellite operator with a fleet of over 50 geostationary satellites. The company provides satellite communications services to broadcasters, content and internet service providers, mobile and fixed network operators and business and governmental organizations worldwide.

SES stands for long-lasting business relationships, high-quality service and excellence in the broadcasting industry. The culturally diverse regional teams of SES are located around the globe and work closely with customers to meet their specific satellite bandwidth and service requirements.

SES (NYSE Euronext Paris and Luxembourg Stock Exchange: SESG) holds participations in Ciel in Canada and QuetzSat in Mexico, as well as a strategic participation in satellite infrastructure start-up O3b Networks. Further information under: www.ses.com.

Markus Payer
SES Communications
Tel : +352 710 725 500

Markus.Payer@ses.com

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